EXHIBIT 99.1

[LOGO OF PINNACLE SYSTEMS]

Media Contact

Paulien Ruijssenaars

(650) 237-1648

paulien@pinnaclesys.com

Investor Relations:  ir@pinnaclesys.com

PINNACLE SYSTEMS REPORTS RECORD SALES FOR

THIRD QUARTER FISCAL 2003

Third Quarter Sales Increased 46% Over Same Quarter Last Year

MOUNTAIN VIEW, Calif., April 22, 2003—Pinnacle Systems®, Inc. (NASDAQ: PCLE) today announced financial results for the third quarter of fiscal 2003, which ended March 31, 2003. Net sales for the third quarter were $88,666,000, a 46% increase over net sales of $60,670,000 in the third quarter of last fiscal year. GAAP net income for the third quarter was a loss of $626,000 or $0.01 per share. In addition, Pinnacle Systems ended the quarter with $101 million in cash and marketable securities.

Pro forma net income for the third quarter of fiscal 2003 was $7,075,000 or $0.11 per share. The pro forma net income reported for the third quarter of fiscal 2003 excludes $4,331,000 in amortization of acquisition-related intangible assets, $3,861,000 in expenses related to the final judgment against Pinnacle Systems in the Athletech lawsuit, and $470,000 in in-process research and development expenses related to the acquisition of Steinberg Media Technologies in January 2003, and uses a pro forma income tax rate of 20%. By way of comparison, the pro forma net income reported for the third quarter of fiscal 2002 in the attached financials excludes $9,158,000 in amortization of acquisition related goodwill and intangible assets and assumes a zero percent pro forma tax rate. The reconciliation of the GAAP to non-GAAP measurements for net income for the third quarter of fiscal 2003 are set forth below following Pinnacle Systems’ financial statements.

J. Kim Fennell, Pinnacle Systems’ President and Chief Executive Officer, commented, “We are delighted with the outstanding financial performance during the quarter. Sales were at an all-time high for the Company. Profitability was in line with our business model objectives with operating margins at ten percent of sales. Both of our divisions turned in solid growth and profits during the quarter, with sales in our Business and Consumer division being particularly strong, increasing 81% over the same quarter last year. We believe our extraordinary growth and excellent financial performance demonstrates that we executed well in a difficult economic environment. It further validates the power of our strategy of focusing on meeting the rapidly expanding demand for digital video solutions from beginners to broadcasters.”

By division, net sales for the third quarter of fiscal 2003 were $35.6 million in the Broadcast and Professional division and $53.1 million in the Business and Consumer division, a 14% and 81% respective increase over the same quarter last fiscal year. Sales in the Business and Consumer division included sales from Steinberg products from Pinnacle Systems’ acquisition of Steinberg Media Technologies in January of this year. Without the Steinberg products, sales growth in the Business and Consumer division would have been 58% over the same quarter last year. Gross margins were 58.7% in the Broadcast and Professional division and 50.8% in the Business and Consumer division. Blended gross margins for the third quarter were 53.9%.

Recent Business Highlights:

•	Set another all-time record high for quarterly sales of Business and Consumer products following on from the momentum of the record setting December holiday quarter.

•	Grew Broadcast and Professional revenues 14% over the same quarter last year in spite of uncertainty caused by the war in Iraq.

•	Acquired Steinberg Media Technologies AG on January 3, 2003, adding specialized digital audio technology and software products to enhance Pinnacle Systems’ suite of solutions. This acquisition significantly expands our target markets as we estimate that more than 1 million Steinberg audio solutions have been delivered to customers world-wide.

•	Entered another new consumer market segment with initial shipments of our Instant family of DVD and CD burning products.

•	Announced Edition 5.0, an editing solution targeted at the sub $1000 professional market. Edition 5.0 has already amassed a large number of industry accolades around the globe.

•	Announced Pinnacle Liquid chrome, a powerful editing solution targeted at the core of the post production marketplace with a total solution price of below $25,000.

•	Announced a strong cadre of new products at the Cebit show in March 2003, including: Pinnacle Studio MovieBox, Pinnacle MyMP3 Pro and Pinnacle Instant CD/DVD.

•	Launched a number of innovative broadcast solutions at the recent NAB show focusing on improving workflows for content delivery, news and sports, live graphics and editing. Highlights included integration of news production and graphics, “free HD” for content servers, integration of editing with servers, extensions of Palladium storage systems and low cost news editing solutions.

•	Announced an important technology and marketing alliance with Sony Electronics focusing on the broadcast marketplace.

•	Ranked 82nd in the Silicon Valley 150, listing the 150 top public companies in Silicon Valley by revenue in last four quarters, moving up seven places since last year’s rankings.

Pinnacle Systems will host an audio web-cast at 2:00 p.m. (Pacific Time) on April 22, 2003, which can be heard live at www.pinnaclesys.com. Additionally, a replay of the conference call will be available at www.pinnaclesys.com for two weeks following the call. Thereafter, a transcript of the conference call will be available under the “Investor Relations” section of our website at http://www.pinnaclesys.com/aboutus/investorrelation.asp?Langue ID=7information and will be available until April 22, 2004.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, Pinnacle Systems uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing Pinnacle Systems’ operating results in a manner that is focused on the performance of Pinnacle Systems’ ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, Pinnacle Systems has received eight prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Pinnacle Systems’ growth and financial performance during the third quarter of fiscal 2003 relative to the economic environment and the strength of Pinnacle Systems’ strategy of focusing on meeting the rapidly expanding and diverse demand for digital video solutions. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Pinnacle Systems as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, Pinnacle Systems’ actual results may differ materially and adversely those expressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, risks related to the business climate and financial performance for both the Broadcast and Professional and Business and Consumer divisions, any deterioration in the general economic conditions or specifically in the markets into which Pinnacle Systems sells it products, any new competition or new competitive products in the broadcast, professional, business or consumer markets, and any future impairment charges resulting from an impairment of our goodwill and intangible assets. All information set forth in this release and its attachments is made as of April 22, 2003, and Pinnacle Systems undertakes no duty to update this information. These and other factors that could affect Pinnacle Systems’ business and financial results are detailed in Pinnacle Systems’ periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended June 30, 2002, including, but not limited to, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov and on Pinnacle Systems’ website at www.pinnaclesys.com. Pinnacle Systems undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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All trademarks and registered trademarks are the property of their owners. © 2003. Pinnacle Systems, Inc.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	GAAP		PRO FORMA
	Three Months Ended March 31,		Three Months Ended March 31,
	2003	2002	2003	2002
Net sales	$88,666	$60,670	$88,666	$60,670
Cost of sales	40,845	28,350	40,845	28,350

Gross profit	47,821	32,320	47,821	32,320

Operating expenses:
Engineering and product development	9,722	8,123	9,722	8,123
Sales and marketing	24,679	19,523	24,679	19,523
General and administrative	4,787	3,210	4,787	3,210
Amortization of goodwill and intangibles	4,331	9,158	—	—
Legal judgment	3,861	—	—	—
In-process research and development	470	—	—	—

Total operating expenses	47,850	40,014	39,188	30,856

Operating income (loss)	(29)	(7,694)	8,633	1,464
Interest and other income, net	211	548	211	548

Income (loss) before income taxes	182	(7,146)	8,844	2,012
Income tax expense	808	800	1,769	—

Net income (loss)	$(626)	$(7,946)	$7,075	$2,012

Net income (loss) per share:
Basic	$(0.01)	$(0.14)

Diluted	$(0.01)	$(0.14)	0.11	$0.03

Shares used to compute net income (loss) per share:
Basic	62,453	57,597

Diluted	62,453	57,597	66,068	60,175

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2003	2002
Non-GAAP net income	$7,075	$2,012

Amortization of goodwill and intangibles	(4,331)	(9,158)
Legal judgment	(3,861)	—
In-process research and development	(470)	—
Income tax effect	961	(800)

GAAP net loss	$(626)	$(7,946)

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2003	June 30, 2002
Assets

Current assets:
Cash and marketable securities	$85,419	$88,429
Accounts receivable, net	44,855	32,462
Inventories	43,552	40,328
Deferred income taxes	3,854	3,854
Prepaid expenses and other assets	9,267	6,470

Total current assets	186,947	171,543

Marketable securities	15,449	—
Property and equipment, net	12,998	12,256
Goodwill and other intangibles, net	90,734	75,136
Other assets	752	622

	$306,880	$259,557

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,658	$12,441
Accrued liabilities	50,588	25,177
Deferred revenue	11,383	11,477

Total current liabilities	78,629	49,095

Deferred income taxes	13,926	4,554
Long term lease	186	—

Total liabilities	92,741	53,649

Shareholders’ equity:
Common stock	340,115	310,874
Treasury stock	(6,508)	(6,508)
Accumulated deficit	(118,750)	(93,433)
Accumulated other comprehensive loss	(718)	(5,025)

Total shareholders’ equity	214,139	205,908

	$306,880	$259,557